Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 28, 2018, relating to the consolidated financial statements of Natur International Corp. (formerly Future Healthcare of America) (“Company”), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ GREGORY & ASSOCIATES, LLC
GREGORY & ASSOCIATES, LLC

Salt Lake City, Utah
January 11, 2019